UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2021

Papa John’s International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John’s Boulevard
Louisville, Kentucky		40299-2367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 261-7272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PZZA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Notes

On September 14, 2021, Papa John’s International, Inc. (the “Company”) issued $400.0 million aggregate principal amount of its 3.875% senior notes due 2029 (the “Notes”) pursuant to an Indenture, dated September 14, 2021 (the “Indenture”), among the Company, the guarantors party thereto and Truist Bank, as trustee. The Notes are guaranteed by each of the Company’s existing and future domestic restricted subsidiaries that are guarantors or borrowers under the Amended Credit Agreement (as defined below) or other certain indebtedness. The Notes were offered and sold either to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or to persons outside the United States under Regulation S of the Securities Act. Interest on the Notes will be payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on March 15, 2022, at a rate of 3.875% per annum. The Notes will mature on September 15, 2029.

The net proceeds from the offering of the Notes, together with borrowings under the Revolving Facility (as defined below), were used to repay outstanding revolver and term loan borrowings under the Company’s Existing Credit Agreement, and to pay all related fees and expenses in connection with the offering of the Notes and closing of the Amended Credit Agreement (as defined below).

The Company may redeem the Notes, in whole or in part, at any time on or after September 15, 2024 at established redemption prices. At any time prior to September 15, 2024, the Company may also redeem up to 40% of the Notes with net cash proceeds of certain equity offerings at a redemption price equal to 103.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to September 15, 2024, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus an applicable “make-whole” premium.

The Indenture contains customary events of default, including, among other things, payment default, failure to comply with covenants or agreements contained in the Indenture or the Notes and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

Amended Credit Agreement

Concurrently with the closing of the offering of the Notes, the Company has amended and restated (the “Amendment”) that certain Credit Agreement, dated as of August 30, 2017, as amended by that certain Amendment No 1. to Credit Agreement dated as of October 26, 2017, by that certain Amendment No. 2 to Credit Agreement dated as of January 10, 2018, by that certain Amendment No. 3 to Credit Agreement dated as of October 9, 2018 and by that certain Amendment No. 4 to Credit Agreement dated as of February 1, 2019 (as previously amended, the “Existing Credit Agreement”) pursuant to an Amended and Restated Credit Agreement, dated as of September 14, 2021 (the “Amended Credit Agreement”), by and among the Company, certain direct and indirect domestic subsidiaries of the Company as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto. The Amended Credit Agreement provides for a senior secured revolving credit facility in an aggregate available principal amount of $600.0 million (the “Revolving Facility”), of which up to $40.0 million is available as swingline loans and up to $80.0 million as letters of credit. Up to $50.0 million of the Revolving Facility may be advanced in certain agreed foreign currencies, including Euros, Pounds Sterling, Canadian Dollars, Japanese Yen, and Mexican Pesos. The Amended Credit Agreement includes an accordion feature allowing for a future increase of the Revolving Facility and/or incremental term loans in an aggregate amount of up to $500.0 million, subject to certain conditions, including obtaining commitments from one or more new or existing lenders to provide such increased amounts. As of September 14, 2021, $25,000,000 of the Revolving Facility was drawn by the Company.

Loans under the Revolving Facility accrue interest at a per annum rate equal to, at the Company’s election, either a LIBOR rate plus a margin ranging from 1.25% to 2.00% or a base rate (generally determined according to the greater of a prime rate, federal funds rate plus 0.50% or a LIBOR rate plus 1.00%) plus a margin ranging from 0.25% to 1.00%. In each case, the actual margin is determined according to a ratio of the Company’s total indebtedness to EBITDA for the then most recently ended four quarter period (the “Leverage Ratio”). An unused commitment fee at a rate ranging from 0.175% to 0.30% per annum, determined according to the Leverage Ratio, applies to the unutilized commitments under the Revolving Facility. Loans owing under the Amended Credit Agreement may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings for which a LIBOR rate election is in effect. The Amended Credit Agreement also contains provisions specifying alternative interest rate calculations to be used at such time as LIBOR ceases to be available as a benchmark for establishing the interest rate on floating interest rate borrowings.

The Revolving Facility matures on September 14, 2026. The obligations under the Amended Credit Agreement are guaranteed by certain direct and indirect material domestic subsidiaries of the Company (the “Guarantors”) and are secured by a security interest in substantially all of the capital stock and equity interests of the Company’s and the Guarantors’ domestic and first tier material foreign subsidiaries.

The Amended Credit Agreement contains customary affirmative and negative covenants that, among other things, require customary reporting obligations, and restrict, subject to certain exceptions, the incurrence of additional indebtedness and liens, the consummation of certain mergers, consolidations, sales of assets and similar transactions, the making of investments, equity distributions and other restricted payments, and transactions with affiliates. In addition, the Company will be subject to the following financial covenants: (1) a maximum Leverage Ratio of 5.25 to 1.00, subject to the Company’s election to increase the maximum Leverage Ratio by 0.5 to 1.0 in connection with material acquisitions if the Company satisfies certain requirements, and (2) a minimum ratio of EBITDA plus consolidated rental expense to consolidated interest expense plus consolidated rental expense of 2.00 to 1.00.

The Amended Credit Agreement contains customary events of default including, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in the termination of the Facilities, acceleration of repayment obligations and the exercise of remedies by the Lenders with respect to the subsidiary guarantors.

The Company used the borrowings under the Amended Credit Agreement, together with the net proceeds from the offering of the Notes, to repay outstanding revolver and term loan borrowings under the Company's Existing Credit Agreement and to pay all related fees and expenses in connection with the offering of the Notes and closing of the Amended Credit Agreement.

From time to time, the Company has had customary commercial and/or investment banking relationships with JPMorgan Chase Bank, N.A and/or certain of its respective affiliates.

***

The information contained in this report, including the exhibits hereto, shall not constitute an offer to sell, or a solicitation of an offer to purchase, any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

The preceding description of the Indenture, the Notes and the Amended Credit Agreement is a summary and is qualified in its entirety by the Indenture, the form of Notes and the Amended Credit Agreement, copies of which are filed as Exhibit 4.1, Exhibit 4.2 and Exhibit 10.1 hereto and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above relating to the Notes, the Indenture and the Amended Credit Agreement is incorporated herein by reference.

Item 8.01 Other Events.

On September 14, 2021, the Company issued a press release announcing the closing of the Notes offering and the Amended Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated September 14, 2021, among Papa John’s International, Inc., each of the guarantors party thereto and Truist Bank, as trustee.
4.2	Form of 3.875% Senior Notes Due 2029 (included in Exhibit 4.1).
10.1	Amended and Restated Credit Agreement, dated September 14, 2021, among Papa John’s International, Inc., each of the guarantors and lenders party thereto, and JPMorgan Chase Bank, Inc., as administrative agent.
99.1	Press Release dated September 14, 2021.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Caroline Oyler
Caroline Oyler
Chief Legal and Risk Officer

Date: September 14, 2021